Exhibit 99.6

Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE THEY ARE BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

SECOND AMENDED AND RESTATED VOTING AGREEMENT

by and among

UXIN LIMITED

MR. KUN DAI

XIN GAO GROUP LIMITED

ASTRAL SUCCESS LIMITED

ABUNDANT GRACE INVESTMENT LIMITED

and

ABUNDANT GLORY INVESTMENT L.P.

Dated March 26, 2024

TABLE OF CONTENTS

-i-

SCHEDULES

SCHEDULE A	Board Approval Matters

SCHEDULE B	Adverse Persons

SCHEDULE C	Deed of Adherence

-ii-

SECOND AMENDED AND RESTATED VOTING AGREEMENT

THIS SECOND AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”) is entered into on March 26, 2024 by and among:

1.	Uxin Limited, an exempted company organized under the Laws of the Cayman Islands (the “Company”),

2.	Mr. Kun Dai (戴琨) (PRC identity card no. 610104198204066214) (the “Principal”),

3.	Xin Gao Group Limited, a company organized under the Laws of the British Virgin Islands (the “Principal Holding Company”, collectively with the Principal, the “Principal Parties”, and each a “Principal Party”),

4.	Astral Success Limited, a company limited by shares incorporated under the Laws of the British Virgin Islands (together with its successors, assignees and transferees, “Joy Capital”),

5.	Abundant Grace Investment Limited, a company limited by shares incorporated under the Laws of British Virgin Islands (together with its successors, assignees and transferees, “NIO Grace”),

6	Abundant Glory Investment L.P., a limited partnership formed under the Laws of British Virgin Islands (together with its successors, assignees and transferees, “NIO Glory”, together with NIO Grace, “NIO Capital”; NIO Capital and Joy Capital, collectively, the “Investors” and each an “Investor”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A	The Company, Joy Capital, NIO Grace, NIO Glory and the Principal Parties entered into an Amended and Restated Voting Agreement dated August 17, 2023 (the “Prior Agreement”).

B	The Company and the Principal Holding Company entered into a Share Subscription Agreement dated March 26, 2024 (as may be supplemented and amended from time to time, the “Subscription Agreement”).

C	The Subscription Agreement requires the execution and delivery of this Agreement upon the consummation of the transactions contemplated under the Subscription Agreement.

D	The Parties desire to enter into this Agreement to supersede and replace the Prior Agreement in its entirety to regulate their relationship with each other and certain aspects of the affairs, and their dealings, with the Company.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

Article I
DEFINITIONS and interpretation

Section 1.01      Definitions. Unless the context otherwise requires, the following terms shall have the meanings ascribed to them below:

“ADSs” means the American Depositary Shares of the Company, each currently representing three hundred (300) Class A Ordinary Shares. The number of Class A Ordinary Shares each ADS represents may change from time to time with the approval of the Board.

“Adverse Person” means any Person identified in SCHEDULE B hereto, any additional Persons to be mutually agreed in writing by the Company and the Investors from time to time, and any controlled Affiliates of any of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Agreement” has the meaning assigned to such term in the preamble.

“Annual Budget” means an annual budget in respect of a fiscal year of the Group, setting forth, among other things, the projected balance sheets, income statements and statements of cash flows for such period; the projected budget for operation of each major business segment; any dividend or distribution to be declared or paid; the projected incurrence, assumption or refinancing of indebtedness; projected revenue and profit during such period; any proposed merger, consolidation, reorganization, or amalgamation of any Group Member with or into any other Person, or any scheme of arrangement or other business combination with or into any other Person; and payments projected to be made not in the ordinary course of business of the Group.

“Applicable Laws”, “Law” or “Laws” means, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“Beneficial Owner” has the meaning given such term in Rule 13d-3 under the Exchange Act, provided that Beneficial Ownership under Rule 13d-3(1)(i) shall be determined based on whether a Person has a right to acquire Beneficial Ownership irrespective of whether such right is exercisable within 60 days of the time of determination, and “Beneficially Own”, “Beneficially Owned” and “Beneficial Ownership” have meanings correlative to that of Beneficial Owner.

“Board” means the board of directors of the Company.

“Certificate of Designation” means the Third Amended and Restated Certificate of Designation of Senior Convertible Preferred Shares dated as of the date hereof approved and adopted by the Board, as may be supplemented, amended or restated from time to time.

“Charter Documents” means, with respect to any Person that is not a natural person, such Person’s articles of incorporation, certificate of incorporation, by-laws, memorandum of associations, articles of association and other similar organizational documents. Unless the context otherwise requires, any reference to “Charter Documents” refers to the Charter Documents of the Company, and for avoidance of doubt, such Charter Documents of the Company include the Certificate of Designation.

“Class A Ordinary Shares” means the Company’s Class A ordinary shares, par value $0.0001 per share.

“Class A Ordinary Share Equivalents” means Senior Preferred Shares on an as-converted basis and/or ADSs converted from Class A Ordinary Shares (taking into account the then effective ratio between ADS and Class A Ordinary Share).

“Class B Ordinary Shares” means the Company’s Class B ordinary shares, par value $0.0001 per share.

“Company” has the meaning assigned to such term in the preamble.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of Beneficial Ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Shares” means Class A Ordinary Shares issued or issuable upon conversion of the Senior Preferred Shares.

“Director” means a director serving on the Board.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, depositary shares, profits interests, ownership interests, equity interests, registered capital, and other equity securities or ownership interests of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing. Unless the context otherwise requires, any reference to “Equity Securities” refers to the Equity Securities of the Company.

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, title defect, right of first refusal, claim, easement, right-of-way, option, preemptive or similar right or other restriction of any kind or nature.

“Existing Share Incentive Scheme” means the Company’s 2018 Second Amended and Restated Share Incentive Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“Governmental Entity” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof.

“Group” means the Company and its direct and indirect Subsidiaries, and “Group Member” means any of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“HKIAC” has the meaning assigned to such term in Section 7.16(i).

“Investor” has the meaning assigned to such term in the preamble.

“Investor Director” has the meaning assigned to such term in Section 2.01(i)(b).

“Investors’ Rights Agreement” means the Second Amended and Restated Investors’ Rights Agreement entered into by and among the Company, the Principal Parties and Investors dated as of the date hereof, as may be supplemented, amended or restated from time to time.

“Joy Capital” has the meaning assigned to such term in the preamble.

“Joy Director” has the meaning assigned to such term in Section 2.01(i)(a).

“Memorandum and Articles” means the amended and restated memorandum and articles of association of the Company currently in effect, as may be amended or restated from time to time.

“NASDAQ” means the NASDAQ Global Select Market.

“New Securities” means any Equity Securities issued and allotted by the Company on or after the date of this Agreement. “New Securities” shall not include, the following allotments and issuances of Equity Securities: (i) options, grants, awards, restricted shares or any other Ordinary Shares or Ordinary Share Equivalents issued under the Existing Share Incentive Scheme or any other employee share incentive scheme(s) approved pursuant to Section 2.04 (collectively, “Company Options”), and Equity Securities upon the exercise or conversion of any Company Options; (ii) Ordinary Shares issued upon the termination of the Company’s American Depositary Receipts program or the termination, cancelation or exchange of any ADSs by the holders thereof; (iii) Conversion Shares issued upon conversion of Senior Preferred Shares; (iv) Equity Securities of the Company issued in connection with any share split, share dividend, reclassification or other similar event that has been approved in accordance with Section 2.04; and other than to the extent covered above in (i) and (ii), Ordinary Shares or ADSs issued upon the conversion or exercise of any Ordinary Share Equivalents outstanding as of the date of this Agreement or issued subsequent to the date of this Agreement in compliance with the participation rights (in each case, pursuant to the terms of the relevant Ordinary Share Equivalents as unmodified).

“NIO Competitor” means [***].

“NIO Director” has the meaning assigned to such term in Section 2.01(i)(b).

“NIO Grace”, “NIO Glory” or “NIO Capital” has the meaning assigned to such term in the preamble.

“Ordinary Share Equivalents” means (a) any rights, options or warrants to acquire Ordinary Shares and (b) any depositary shares (including, without limitation, the ADSs), notes, debentures, preference shares or other Equity Securities or rights, which are ultimately convertible or exercisable into, or exchangeable for, Ordinary Shares.

“Ordinary Shares” means Class A Ordinary Shares and Class B Ordinary Shares.

“Party” has the meaning assigned to such term in the preamble.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.

“PRC” means the People’s Republic of China.

“Principal” has the meaning assigned to such term in the preamble.

“Principal Holding Company” has the meaning assigned to such term in the preamble.

“Principal Party” has the meaning assigned to such term in the preamble.

“Prior Agreement” has the meaning assigned to such term in the recitals.

“Quarter Budget” means a budget in respect of a quarter of the Group, setting forth, among other things, the projected budget for operation of each major business segment and payments projected to be made in connection thereto, including without limitation transactions set forth in paragraphs 14 to 18 of SCHEDULE A hereto.

“Replacement Director” has the meaning assigned to such term in Section 2.02(ii).

“Related Party” means (i) any shareholder of the Company or any Subsidiary, (ii) any director of the Company or any Subsidiary, (iii) any officer of the Company or any Subsidiary, (iv) any employee of the Company or any Subsidiary, (v) any Relative of a shareholder, director, officer or employee of the Company or any Subsidiary, (vi) any Person in which any shareholder or any director or officer of the Company or any Subsidiary has any interest, other than a passive shareholding of less than 5% in a publicly listed company, and (vii) any other Affiliate of the Company or any Subsidiary.

“Relative” of a natural person means the spouse of such person and any parent, grandparent, child, grandchild, sibling, cousin, in-law, uncle, aunt, nephew or niece of such person or spouse.

“Senior Preferred Shares” means the senior convertible preferred shares of the Company with such preference, priority, special privilege and other rights provided in the Certificate of Designation.

“Shares” means Ordinary Shares and Senior Preferred Shares.

“Shareholders” means the shareholders of the Company.

“Subsidiary” means any entity of which a majority of the outstanding equity securities or other ownership interests representing a majority of the outstanding equity interests or otherwise having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or Controlled by the Company, and includes any entity which is directly or indirectly Controlled by the Company (including, for the avoidance of doubt, any variable interest entities that are consolidated into the financial statements of the Company).

“Subscription Agreement” has the meaning assigned to such term in the recitals.

“Transaction Documents” has the meaning assigned to such term in the Subscription Agreement.

“Transfer” (or any correlative term) means, in respect of any Equity Securities, a direct or indirect sale, assignment, pledge, charge, mortgage, hypothecation, gift, placement in trust (voting or otherwise) or transfer by operation of Law of such Equity Securities (including through the Transfer of shares or ownership interest in any Person that directly or indirectly Controls any Person that holds such Equity Securities), or the creation of a security interest in, or lien on, or any other Encumbrance or disposal (directly or indirectly and whether or not voluntary) on such Equity Securities, and shall include any transfer by will or intestate succession or entry into any swap or other derivatives transaction that transfers to any Person, in whole or in part, any of the economic benefits or risks of ownership of such Equity Securities, whether any such transaction is to be settled by delivery of such Equity Securities or other Equity Securities, in cash or otherwise.

“U.S.” means the United States of America.

“U.S. GAAP” means the generally accepted accounting principles as applied in the United States.

Section 1.02      Interpretation. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Article I shall have the meanings assigned to them in this Article I and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under U.S. GAAP, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) references to this Agreement and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (vii) the term “including” will be deemed to be followed by “, but not limited to,” (viii) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (ix) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (x) the term “voting power” refers to the number of votes attributable to the Ordinary Shares in accordance with the terms of the Memorandum and Articles, (xi) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xii) references to Laws include any such Law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, and (xiii) all references to dollars or to “$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

Article II
Corporate Governance.

Section 2.01      Board of Director.

(i)            The Board shall consist of six (6) Directors or such other number of Directors as approved by the Board (including the affirmative consent of Investor Directors), including the following:

(a)           one (1) Director nominated by Joy Capital and/or any of its Affiliate who holds any Share in the Company (the “Joy Director”), as long as Joy Capital and/or its Affiliates hold no less than 5,146,150,670 Class A Ordinary Shares (including Class A Ordinary Share Equivalents) (subject to appropriate adjustment for share splits, share dividends, combinations and other recapitalizations);

(b)           one (1) Director nominated by NIO Capital and/or any of its Affiliate who holds any Share in the Company (the “NIO Director”, collectively with the Joy Director, the “Investor Directors” and each an “Investor Director”), as long as NIO Capital and its Affiliates hold no less than 5,146,150,670 Class A Ordinary Shares (including Class A Ordinary Share Equivalents) (subject to appropriate adjustment for share splits, share dividends, combinations and other recapitalizations);

(c)           one (1) Director nominated by the Principal, who shall be the chairman of the Board, as long as the Principal beneficially owns no less than 40,809,861 Class B Ordinary Shares of the Company;

(d)           two (2) independent Directors jointly nominated by the Investors, who shall both (x) meet the independence requirements of NASDAQ and (y) not be Affiliated with, or employed by, any Adverse Person; and

(e)           one (1) independent Director nominated (x) by the Principal for so long as the Principal beneficially owns no less than 40,809,861 Class B Ordinary Shares of the Company, or (y) by the Board, if the Principal beneficially owns less than 40,809,861 Class B Ordinary Shares of the Company, who shall, in each case, (A) meet the independence requirements of NASDAQ and (B) not be Affiliated with, or employed by, any Adverse Person, provided that, for the avoidance of doubt, (1) if the number of Class A Oridinary Shares (including Class A Ordinary Share Equivalents) beneficially owned by Joy Capital and its Affiliates is less than 5,146,150,670 Class A Oridinary Shares (subject to appropriate adjustment for share splits, share dividends, combinations and other recapitalizations), Joy Capital and/or its Affiliates shall immediately cease to have the right to nominate one (1) Director pursuant to Section 2.01(i)(a), (2) if the number of Class A Oridinary Shares (including Class A Ordinary Share Equivalents) beneficially owned by NIO Capital and its Affiliates is less than 5,146,150,670 Class A Oridinary Shares (subject to appropriate adjustment for share splits, share dividends, combinations and other recapitalizations), NIO Capital and/or its Affiliates shall immediately cease to have the right to nominate one (1) Director pursuant to Section 2.01(i)(b), (3) if the Principal beneficially owns less than 40,809,861 Class B Ordinary Shares of the Company, the Principal shall immediately cease to have the right to nominate one (1) Director pursuant to Section 2.01(i)(c), and (4) if the Principal beneficially owns less than 40,809,861 Class B Ordinary Shares of the Company, the Principal shall immediately cease to have the right to nominate one (1) independent Director pursuant to Section 2.01(i)(e), and in the case of each of (1) to (4), Joy Capital, NIO Capital and the Principal, as applicable, shall cause such Director nominated by it or him to immediately resign from the Board, and if applicable, the board of directors of each Subsidiary of the Company.

(ii)           Each of the Parties other than the Company agrees that (a) he or it shall, to the extent in compliance with Applicable Laws, cause the Director(s) nominated by him or it to vote at any meeting of the Board or execute any written resolution or consent of Directors and take all other necessary actions in order to ensure that the composition of the Board is as set forth in this Section 2.01; and (b) it shall vote (and, in the case of any Principal Party, cause any Affiliate Controlled by such Principal Party to vote) all of his or its Equity Securities of the Company at any general meeting of Shareholders or execute any written resolution or consent of Shareholders or proxy and take all other necessary actions, in order to ensure that the composition of the Board is as set forth in this Section 2.01. The Company further agrees to take any and all necessary actions within its control in order to ensure that the composition of the Board is as set forth in this Section 2.01.

Section 2.02      Removal and Replacement of Directors.

(i)            Notwithstanding anything to the contrary provided in the Memorandum and Articles, the Person(s) entitled to nominate a Director under Section 2.01(i) shall have the right to remove such Director nominated by it or them. Each of the Parties other than the Company shall vote its Equity Securities of the Company at any general meeting of Shareholders or execute any written consent or resolution of Shareholders or proxy and take all other necessary action so as to effectuate the foregoing removal rights. Each Party other than the Company agrees that, if at any time it is then entitled to vote for or execute any written consent or resolution of Shareholders or proxy for the removal of Directors from the Board, it shall not vote any of its Equity Securities of the Company or execute proxies or written consents, as the case may be, in favor of the removal of any Director who shall have been nominated pursuant to Section 2.01, unless the Person or Persons entitled to nominate such Director pursuant to Section 2.01 shall have consented to such removal in writing.

(ii)           If, as a result of death, disability, retirement, resignation or removal pursuant to Section 2.02(i) of a Director by the Person(s) entitled under Section 2.01(i) to nominate such Director, the Person(s) entitled under Section 2.01(i) to nominate the Director whose death, disability, retirement, resignation or removal resulted in such vacancy shall have the absolute and exclusive right to nominate another individual (each such another individual, the “Replacement Director”) to serve in place of such Director. Each of the Parties other than the Company agrees that (i) he or it shall, to the extent in compliance with Applicable Laws, cause the Director(s) nominated by him or it to vote at any meeting of the Board or execute any written resolution or consent of Directors and take all other necessary actions in order to elect the Replacement Director to serve as a Director to fill such vacancy; and (ii) he or it shall vote (and, in the case of any Principal Party, cause any Affiliate Controlled by such Principal Party to vote) all of his or its Equity Securities of the Company at any general meeting of Shareholders or execute any written resolution or consent of Shareholders or proxy and take all other necessary action, in order to elect the Replacement Director to serve as a Director to fill such vacancy. The Company further agrees to take any and all necessary actions within its control in order to ensure the election of the Replacement Director to serve as a Director as set forth in this Section 2.02.

(iii)          Prior to his or her appointment as a replacement Investor Director, any individual nominated by the Investors and/or its Affiliates after the date of this Agreement to serve on the Board pursuant to this Section 2.02 shall first provide to the Company and the Board a duly executed and appropriately responsive customary “D&O Questionnaire.”

(iv)          So long as an Investor Director is then serving on the Board, the Company shall, upon the reasonable request of the Investors and/or its Affiliates, designate and appoint the Investor Director to each committee of the Board so requested by the Investors and/or its Affiliates, subject always to (a) any restriction on such Investor Director (or any nominee of the Investors and/or their Affiliates) from serving on such committee, (b) the satisfaction of any qualifications (including “independence”) required of such Investor Director to serve on such committee, in each case, as may be imposed or promulgated under Applicable Laws (including limitations under the Sarbanes–Oxley Act of 2002, as amended) and the rules and regulations of any securities exchange where the Company’s Equity Securities are then listed.

(v)           The Company shall maintain customary D&O insurance for all members of the Board. The Company shall procure, to the extent permitted by Applicable Law, that any Investor Director shall enjoy the same indemnification rights and D&O insurance coverage as any other members of the Board.

(vi)          The Company shall procure, to the extent permitted by Applicable Law, that the Subsidiaries implement the resolutions adopted by the Board and shall not take any actions that contravene the resolutions adopted by the Board.

Section 2.03      Investor Agreements. Each Investor undertakes to the Company that:

(i)            with respect to each election of Directors by resolution of shareholders of the Company, it shall exercise all voting rights attaching to the Equity Securities of the Company it holds at all times and from time to time at any shareholder meeting, adjournment, postponement or continuation thereof, or consent of shareholders, in order to (i) cause the election or re-election as members of the Board of each of the individuals designated by the Company, and (ii) against any nominees not designated by the Company; and

(ii)           with respect to each appointment of a Director by resolution of the Board, whether to fill a casual vacancy, upon any increase in the size of the Board or otherwise, it shall cause any Investor Director then serving to vote at each meeting of the Directors, or in lieu of any such meeting, to give his or her written consent as may be necessary (i) to cause the appointment as a member of the Board each of the individuals designated by a majority of the Directors then serving (other than the Investor Director), and (ii) against any nominees not designated by a majority of the Directors then serving (other than the Investor Director).

Section 2.04      Board Approval Matters.

In addition to any requirements imposed by Applicable Law, this Agreement, the Memorandum and Articles and any other constitutional documents of the Company, the Company shall not, and shall cause its Subsidiaries not to, take any action with respect to any of the matters set forth on SCHEDULE A hereto without approval of the Board.

Article III
[RESERVED]

Article IV
[RESERVED]

Article V
Representation and Warranties

Each Party severally but not jointly represents and warrants, with respect to itself, to the other Parties that:

Section 5.01      Existence. Such Party (other than the Principal) has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization.

Section 5.02      Capacity. Such Party has the requisite power and authority to enter into and perform its or his respective obligations under this Agreement and consummate the transactions contemplated hereby.

Section 5.03      Authorization And Enforceability. This Agreement has been duly authorized, executed and delivered by such Party, and assuming the due authorization, execution and delivery by each of the other Parties, this Agreement is a valid and binding agreement of such Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.

Section 5.04      Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the memorandum and articles or other constitutional documents of such Party (other than the Principal); (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity or court to which such Party is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which such Party is a party or by which such Party is bound or to which any assets of such Party are subject, except in the case of clauses (ii) or (iii) as would not have a material adverse effect. There is no action, suit or proceeding, pending or, to the knowledge of such Party, threatened against such Party that questions the validity of this Agreement or the right of such Party to enter into this Agreement to consummate the transactions contemplated hereby.

Article VI
termination

Section 6.01      General. Save for the provisions which Section 6.03 provides shall continue in full force following termination for any reason whatsoever, this Agreement shall terminate immediately upon the mutual written consent of the Parties hereof (or their respective lawful successors and assigns).

Section 6.02      Termination with Respect to a Shareholder. Subject to the transfer restrictions set forth in the Investors’ Rights Agreement, upon the Transfer by any of the Investors or the Principal Holding Company of all of the Equity Securities of the Company registered in its name in accordance with the terms and conditions of the Investors’ Rights Agreement or an Investor or the Principal Holding Company otherwise ceasing to hold any Equity Securities of the Company, such Party (and with respect to the Principal Holding Company, the Principal Parties) shall automatically cease to be a party to this Agreement and shall have no further rights or obligations hereunder.

Section 6.03      Survival. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except that (i) Article I, this Section 6.03, Section 7.01, Section 7.15 and Section 7.16 shall continue to exist after the termination of this Agreement in accordance with their terms, and (ii) termination of this Agreement shall not affect any rights or liabilities that the Parties have accrued under this Agreement prior to such termination.

Article VII
Miscellaneous.

Section 7.01      Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 7.01; (c) on the third day after mailing if mailed by first-class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 7.01; or (d) on the day after delivery to a nationally recognized overnight courier service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section 7.01:

If to the Investors: Joy Capital	Astral Success Limited [***]

NIO Capital	Abundant Grace Investment Limited, Abundant Glory Investment L.P. [***]

If to the Company:	Uxin Limited [***]

If to Principal Parties Principal	[***]

Principal Holding Company	Xin Gao Group Limited [***]

Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 7.01. In no event will delivery to a copied Person alone constitute delivery to the party represented by such copied Person.

Section 7.02      Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under Applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including but not limited that the Company and the Principal Parties shall (a) use their best efforts to ensure that the rights granted under Section 2.01 and Section 7.03 to the Investors and/or its Affiliates are effective and that the Investors and/or its Affiliates enjoy the benefits thereof, and (b) take any and all actions as may be necessary, advisable or reasonably requested by the Investors and/or its Affiliates in order to carry out the transactions contemplated by Section 2.01 and Section 7.03 and to protect the rights of the Investors and/or its Affiliates under Section 2.01 and Section 7.03 against impairment.

Section 7.03      Assignments and Transfers. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that (a) each Investor may assign this Agreement to (i) any Affiliate of such Investor without the prior consent of the other Parties, (ii) to any transferee with a Transfer of Senior Preferred Shares, Conversion Shares or ADSs to such third party, and (iii) for collateral security purposes, to any lender of such Investor or any of its Affiliates in connection with a bona fide loan or financing arrangement secured by Senior Preferred Shares, Conversion Shares or ADSs; and (b) the Principal Holding Company shall assign this Agreement to any Permitted Transferee (as defined in the Investors’ Rights Agreement) of the Principal Holding Company with a Transfer of all Equity Securities of the Company it holds (other than the Principal New Shares) to such Permitted Transferee.

Section 7.04      Rights Cumulative; Specific Performance. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by Applicable Laws, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.05      Amendment. This Agreement may be amended only by a written instrument executed by each of the Parties.

Section 7.06      Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

Section 7.07      No Presumption. The Parties acknowledge that any Applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

Section 7.08      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.09      Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and understanding among the parties hereto and thereto with respect to the subject matters hereof and thereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, related to the subject matters hereof and thereof, including the Prior Agreement. The Prior Agreement is terminated in its entirety by virtue of this Agreement.

Section 7.10      Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder. The parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

Section 7.11      Descriptive Headings; Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The Parties agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

Section 7.12      Control. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of the Charter Documents for any of the Group Members, or in the event of any dispute related to this Agreement or any such Charter Document, the terms of this Agreement shall prevail in all respects among the Parties, and the Parties shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Charter Documents.

Section 7.13      Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Shares, then, upon the occurrence of any subdivision, combination or share dividend of the Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted, as appropriate, to reflect the effect on the outstanding Shares by such subdivision, combination or share dividend.

Section 7.14      Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

Section 7.15      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to its principles of conflicts of laws.

Section 7.16      Dispute Resolution.

(i)            Each of the Parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong and administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three (3) arbitrators. The claimant shall appoint one (1) arbitrator, and the respondent shall appoint one (1) arbitrator no more than ten (10) days following the official appointment of the arbitrator appointed by the claimant, failing which such arbitrator shall be appointed by HKIAC; the third arbitrator shall be the presiding arbitrator and shall be appointed jointly by the arbitrators ap-pointed by the claimant and respondent within ten (10) days of the later of the appointment of the arbitrators appointed by the said Parties, failing which such arbitrator shall be appointed by HKIAC.

(ii)           The arbitration shall be conducted in English.

(iii)          The Parties acknowledge and agree that, in addition to contract damages, the arbitrator may award provisional and final equitable relief, including injunctions, specific performance and lost profits.

(iv)          The decision of the arbitration tribunal shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction.

(v)           When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfil their respective obligations and shall be entitled to exercise their rights under this Agreement.

(vi)          The Parties understand and agree that this provision regarding arbitration shall not prevent any Party from pursuing preliminary, equitable or injunctive relief in a judicial forum pending arbitration in order to compel another Party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

(vii)        The Parties expressly consent to the joinder of additional part(ies) in connection with the Transaction Documents to the arbitration proceedings commenced hereunder and/or the consolidation of arbitration proceedings commenced hereunder with arbitration proceedings commenced pursuant to the arbitration agreements contained in the Transaction Documents. In addition, the Parties expressly agree that any disputes arising out of or in connection with this Agreement and the Transaction Documents concern the same transaction or series of transactions.

(viii)        If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 7.17      Deed of Adherence. Any transferee of an Investor who acquires rights, interests and obligations of this Agreement pursuant to Section 7.03 hereof, may, by signing and delivering a Deed of Adherence in substantially the form attached hereto as SCHEDULE C, join and become a party to this Agreement as an “Investor” with the same force and effect as if it were originally a party hereto.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

COMPANY:

UXIN LIMITED

By	/s/ Kun DAI
Print Name: Kun DAI (戴琨)
Title: Director

[Signature page to Second Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

PRINCIPAL:

/s/ Kun DAI
Kun DAI (戴琨)

PRINCIPAL HOLDING COMPANY:

Xin Gao Group Limited

By	/s/ Kun DAI
Print Name: Kun DAI (戴琨)
Title: Director

[Signature page to Second Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

JOY CAPITAL

ASTRAL SUCCESS LIMITED

By	/s/ Erhai Liu
Print Name: Erhai Liu
Title: Authorized Signatory

[Signature page to Second Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

NIO CAPITAL

ABUNDANT GRACE INVESTMENT LIMITED

By	/s/ Mao Wei
Print Name: Mao Wei
Title: Director

[Signature page to Second Amended and Restated Voting Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

NIO CAPITAL

ABUNDANT GLORY INVESTMENT L.P.

acting through Nio Capital II LLC in its capacity as the general partner

By	/s/ Zhu Yan
Print Name: Zhu Yan
Title: Authorized Signatory

[Signature page to Second Amended and Restated Voting Agreement]

SCHEDULE A

BOARD APPROVAL MATTERS

1.	Adoption, change or waiver of any provision of the Company’s memorandum and articles of association or other Charter Documents of any Group Member.

2.	Delisting of the ADSs from NASDAQ.

3.	Any authorization, creation or issuance by any Group Member of any New Securities or any instruments that are convertible into securities, excluding (x) any issuance of Ordinary Shares upon conversion of the Senior Preferred Shares, (y) any issuance of Ordinary Shares (or options or warrants therefor) under any written share incentive plans duly approved, and (z) any issuance of securities as a dividend or distribution on Ordinary Share.

4.	(x) Any adoption of new share incentive plan by any Group Member or change of the Existing Share Incentive Scheme; or (y) grant of awards that represent over 0.5% of the Company’s outstanding Shares to any individual under any share incentive plans of the Company.

5.	Any repurchase or redemption of any Equity Securities of any Group Member (including the manner in which such repurchase or redemption is structured) other than pursuant to contractual rights to repurchase Ordinary Shares from the employees, officers, directors or consultants of the Group Members upon termination of their employment or services.

6.	Any merger, amalgamation, consolidation, scheme of arrangement or reorganization (i) in which the Company is not the surviving entity or (ii) following which the holders of the voting securities of the Company do not continue to hold more than 50% of the combined voting power of the voting securities of the surviving entity.

7.	Any transaction or series of transactions in which more than 50% of the voting power of any Group Member (other than the Company) is transferred or in which a majority of the assets of any Group Member are sold.

8.	Declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its Equity Securities or make any other actual, constructive or deemed distribution in respect of any of its Equity Securities or otherwise make any payments to shareholders in their capacity as such, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries.

9.	Pass any resolution for the winding up of the Company and/or any other Group Member, scheme of arrangement, reorganization, reconstruction, dissolution or liquidation concerning the Company and/or any other Group Member, or appointing a receiver, trustee, or other similar official for it or for any substantial part of its property.

10.	Any merger, amalgamation, consolidation, scheme of arrangement or reorganization of the Company following which transaction, any NIO Competitor would hold more than 50% of the combined voting power of the voting securities of the surviving entity.

11.	The entry into any binding agreement to privatize the Company following which privatization any NIO Competitor would hold more than 50% of the combined voting power of the voting securities of the Company or, if the Company is not the surviving entity of such privatization, the surviving entity.

SCHEDULE A

12.	Approval or amendment of annual business plan and Annual Budget or any strategic plan.

13.	Appointment, replacement, removal, dismissal or settlement or change of terms of employment of the chief executive officer, the chief financial offer, the chief operating officer, the general manager or the five (5) most highly compensated employees or officers of the Company.

14.	To the extent not already approved in the Annual Budget or the Quarter Budget, any investment in any entity or any acquisition of another company with consideration, whether in cash or otherwise, in excess of RMB50 million in valuation; or any disposal of or dilution of the Company’s interest, directly or indirectly, in any other Group Member; or any Transfer of any Equity Securities (or any interest therein) of any Group Member (other than the Company).

15.	To the extent not already approved in the Annual Budget or the Quarter Budget, any purchase, license, lease, transfer or disposal of assets, properties, goodwill and businesses in excess of RMB1 million individually or in excess of RMB5 million collectively during any financial year.

16.	To the extent not already approved in the Annual Budget or the Quarter Budget, any advertising or user acquisition agreements in excess of RMB1 million individually or in excess of RMB5 million collectively during any financial year.

17.	To the extent not already approved in the Annual Budget or the Quarter Budget, any incurrence of debt, any investment in any indebtedness, any provision of any guarantee, indemnity or mortgage for any indebtedness or advance of any loan to any third party, in each case in excess of RMB1 million individually or in excess of RMB5 million collectively during any financial year.

18.	To the extent not already approved in the Annual Budget or the Quarter Budget, any capital expenditure projects or agreements in excess of RMB1 million individually or in excess of RMB5 million collectively during any financial year, other than purchase of automobiles in the ordinary course of the Company’s business consistent with past practice.

19.	Ceasing to conduct or carry on the business of the Company and/or any other member of the Group substantially as currently conducted as of the date of this Agreement or change any part of its major business activities.

20.	Any transaction with Related Party (excluding for such purposes any member of the Group) that is not on an arm's length basis or which is not contemplated in the Company's annual business plan and budget duly approved and adopted.

SCHEDULE A

SCHEDULE B

ADVERSE PERSONS

[***]

SCHEDULE B

SCHEDULE C

DEED OF ADHERENCE

THIS DEED is made on [*], 202[*] by [*] of [*] (the “New Party”)

WHEREAS:

(A)	On March 26, 2024, the Company and certain other parties thereto entered into a second amended and restated voting agreement (as amended, supplemented or novated from time to time, the “Voting Agreement”).

(B)	This Deed is entered into to record and effect the admission of the New Party under the Voting Agreement.

NOW THIS DEED WITNESSES as follows:

1.	Unless the context otherwise requires, (a) words and expressions defined in the Voting Agreement shall have the same meanings when used in this Deed, and (b) the rules of interpretation contained in Section 1.02 (Interpretation) of the Voting Agreement shall apply to the construction of this Deed.

2.	The New Party hereby confirms that it has been supplied with a copy of the Voting Agreement, and has reviewed the same and understands its contents.

3.	The New Party undertakes to each of the parties to the Voting Agreement (whether assuming any rights or obligations under the Voting Agreement on the date of the Voting Agreement or thereafter) to be bound by and comply in all respects with the Voting Agreement, and to assume the benefits of the Voting Agreement, as if the New Party had executed the Voting Agreement as [an Investor, Joy Capital / NIO Capital, Principal Party] and was named as a party to it.

4.	The New Party warrants and undertakes to each of the Parties to the Voting Agreement (and each other Person who may from time to time expressly adhere to the Voting Agreement) in the terms set out in Article V of the Voting Agreement (except that the warranty set out in Section 5.01 (Existence) of the Voting Agreement shall not be given by the New Party if it is an individual), but so that such warranties and undertakings shall be deemed to be given on the date of this Deed and shall be deemed to refer to this Deed.

5.	This Deed is made for the benefit of:

(a)	the parties to the Voting Agreement; and

(b)	any other Person who may after the date of the Voting Agreement (and whether or not prior to, on or after the date hereof) assume any rights or obligations under the Voting Agreement and be permitted to do so by the terms thereof;

and this Deed shall be irrevocable.

6.	The address and e-mail address of the New Party for the purpose of Section 7.01 (Notices) of the Voting Agreement shall be as follows:

Address:      [*]

E-mail:      [*]

For the attention of:      [*]

SCHEDULE C

7.	This Deed shall be read as one with the Voting Agreement so that any reference in the Voting Agreement to “this Deed” and similar expressions shall include this Deed.

8.	Section 7.15 (Governing Law) and Section 7.16 (Dispute Resolution) of the Voting Agreement shall apply to this Deed. This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by and construed in accordance with the laws of Hong Kong.

[Signature Pages Follow]

SCHEDULE C

IN WITNESS WHEREOF the undersigned has hereto executed and delivered this Deed as of the day and year first above written.

SIGNED, SEALED and DELIVERED as a deed by [*] acting by __________________________, who is duly authorised to sign on its behalf	Director/Authorised Signatory

SCHEDULE C